© 2026 Texas Capital Bank Member FDIC February 2026 Fixed Income Investor Presentation Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-277061

2 Disclaimers This presentation has been prepared by Texas Capital Bancshares, Inc. ("TCBI") solely for informational purposes and information contained herein constitutes confidential information and is provided to you on the condition that you will hold it in strict confidence and not reproduce, disclose, forward or distribute it to any third party in whole or in part without the prior written consent of TCBI. This presentation shall not constitute an offer to sell or a solicitation of an offer to buy securities or an invitation or inducement to engage in investment activity nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of such securities under the securities law of any such jurisdiction. TCBI has an effective shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission (the “SEC”). Any offering of securities will be made only by means of a prospectus supplement and accompanying prospectus filed with the SEC. In the event TCBI proceeds with an offering, you may obtain a copy of the preliminary prospectus supplement and accompanying prospectus for the offering for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, TCBI will arrange to send you the prospectus if you request it by contacting investor.relations@texascapitalbank.com. Forward-Looking Statements This presentation contains “forward-looking statements” within the meaning of and pursuant to the Private Securities Litigation Reform Act of 1995 regarding, among other things, TCBI’s financial condition, results of operations, business plans and future performance. These statements are not historical in nature and may often be identified by the use of words such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, trends, guidance, expectations and future plans. Because forward-looking statements relate to future results and occurrences, they are subject to inherent and various uncertainties, risks, and changes in circumstances that are difficult to predict, may change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results. Numerous risks and other factors, many of which are beyond management’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. While there can be no assurance that any list of risks is complete, important risks and other factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, but are not limited to: economic or business conditions in Texas, the United States or globally that impact TCBI or its customers; negative credit quality developments arising from the foregoing or other factors, including recent trade policies and their impact on our customers; increased or expanded competition from banks and other financial service providers in TCBI’s markets; TCBI’s ability to effectively manage its liquidity and maintain adequate regulatory capital to support its businesses; TCBI’s ability to pursue and execute upon growth plans, whether as a function of capital, liquidity or other limitations; TCBI’s ability to successfully execute its business strategy, including its strategic plan and developing and executing new lines of business and new products and services and potential strategic acquisitions; the extensive regulations to which TCBI is subject and its ability to comply with applicable governmental regulations, including legislative and regulatory changes; TCBI’s ability to effectively manage information technology systems, including third party vendors, cyber or data privacy incidents or other failures, disruptions or security breaches; TCBI’s ability to use technology to provide products and services to its customers; risks related to the development and use of artificial intelligence; changes in interest rates, including the impact of interest rates on TCBI’s securities portfolio and funding costs, as well as related balance sheet implications stemming from the fair value of our assets and liabilities; the effectiveness of TCBI’s risk management processes strategies and monitoring; fluctuations in commercial and residential real estate values, especially as they relate to the value of collateral supporting TCBI’s loans; the failure to identify, attract and retain key personnel and other employees; adverse developments in the banking industry and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments, including in the context of regulatory examinations and related findings and actions; negative press and social media attention with respect to the banking industry or TCBI, in particular; claims, litigation or regulatory investigations and actions that TCBI may become subject to; severe weather, natural disasters, climate change, acts of war, terrorism, global or other geopolitical conflicts, or other external events, as well as related legislative and regulatory initiatives; and the risks and factors more fully described in TCBI’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents and filings with the SEC. The information contained in this presentation speaks only as of its date. Except to the extent required by applicable law or regulation, we disclaim any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

3 Disclaimers (Continued) Non-GAAP Financial Measures This presentation contains certain non-GAAP financial measures that are not calculated in accordance with GAAP and adjust for certain items that management believes are non-operating in nature and not representative of TCBI’s actual operating performance. Management believes that these non-GAAP financial measures provide meaningful additional information about TCBI to assist management and investors in evaluating operating results, financial strength, business performance and capital position. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. As such, these non-GAAP financial measures should not be considered in isolation or as a substitute for analyses of operating results or capital position as reported under GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures are included in the appendix to this presentation. TCBI has also provided forward-looking guidance with respect to certain non-GAAP measures, which excludes from the corresponding GAAP financial measures the effect of certain adjustments. TCBI has not provided a reconciliation of such non-GAAP guidance to guidance presented on a GAAP basis because it cannot predict and quantify without unreasonable effort all of the adjustments that may occur during the period due to the difficulty of presenting the timing and amounts of various items within a reasonable range. Market Data This presentation includes market, industry and economic data which was obtained from various publicly available sources and other sources believed by TCBI to be true. Although TCBI believes it to be reliable, TCBI has not independently verified any of the data from third-party sources referred to in this presentation or analyzed or verified the underlying reports relied upon or referred to by such sources, or ascertained the underlying economic and other assumptions relied upon by such sources. TCBI believes that its market, industry, and economic data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness thereof.

4 Today’s Presenters Matt Scurlock Chief Financial Officer Joe Bond Corporate Treasurer David Youngberg Chief Credit Officer

5 Texas Capital Bancshares, Inc. Company Snapshot Financial Highlights Q4 2025 Franchise Overview $32bn Total Assets BBB- S&P Rating Baa3 Moody’s Rating 1.20 % ROAA 10.6 % TCE / TA #3 Largest Bank Headquartered in Texas by Deposit Market Share2 #2 Arranger of Middle-Market Loan Syndications Nationwide $24bn Total Loans 11.0 % ROATCE 12.1 % CET1 $26bn Total Deposits 57 % Efficiency 128%3 CRE / TRBC 0.18 % NCOs / Loans 1.82 % ACL / Loans (Excl. MF4) Texas Capital Bank (HQ) TCBI Branches (9) Footnotes for the slide Source: SNL 1. By Texas deposits. Balance Sheet Profitability1 Capital Credit Issuer Ratings Recognition for Delivering Excellence Only Full-Service Financial Services Firm Headquartered in Texas 1.38 % ACL / Loans

6 Our Vision and Goals To be the flagship financial services firm in Texas serving the best clients in our markets Employer of choice in Texas for people interested in growing their career in financial services Strong execution on the core set of financial products coupled with industry expertise and higher- touch service that earns us the right to provide advice when it counts Built trusted relationships in our core markets and industries that lead us to being a “first call” from top clients and prospects Financially resilient bank that is easy to do business with and is both proactive and responsive to client, employee, and community needs Goals ROAA CET1 IB + Trading / Revenue Cash + Sec.1 / Assets Q4 2025 Metric Promises Kept Fee Income / Revenue Announced Target Indexed Deposits (%) We have delivered on critical objectives outlined in our 2021 strategic plan 1.10% 1.20% >10% 12.1% ~10% 11% 15 - 20% 18%  >20% 22% <15% 5%      Footnotes for the slide 1. Inclusive of both AFS and HTM securities. 2

7 Q4 2025 Highlights (Compared to Q4 2024) GAAP $96.3 +$29.6 or +44% Adjusted1 $94.6 +$27.9 or +42% GAAP $143.3 +$31.8 or +28% Adjusted1 $141.0 +$29.5 or +26% Investment Banking, Private Wealth, and Treasury Product Fees3 $51.3 +$5.6 or +12% Credit Quality Balance Sheet & Capital Financial Results 3.38% +45bps ◼ Adjusted quarterly earnings per share1 grew $0.65 or 45% YoY to $2.08 ◼ Adjusted pre-provision net revenue (PPNP)1 grew $29.5mm or 26% YoY, remaining near all-time highs ◼ Q4 2025 adjusted return on average assets1 of 1.20%, a second consecutive quarter exceeding the 1.10% ROAA target ◼ Tangible book value per share4 grew 13% YoY to $75.25, an all-time high for the Firm ◼ Interest bearing deposits, excluding brokered and indexed, increased $1.7bn or 10% YoY ◼ Quarterly interest bearing deposits cost declined 85bps YoY, supporting a 45bps improvement in net interest margin over the same period ◼ Total ACL as a percentage of LHI of 1.38% and 1.82% when excluding mortgage finance ◼ Net charge-offs for the quarter totaled $10.7mm or 18bps of average LHI ◼ Non-performing assets remained near historical lows at 38bps of total assets Net Income to Common ($mm) Net Interest Margin Fee Income From Areas of Focus ($mm) PPNR ($mm) $2.12 +$0.69 or 48% 1.22% +34bps 11.2% +267bps 56.2% -444bps $2.08 +$0.65 or 45% 1.20% +32bps 11.0% +247bps 56.9% -376bps EPS ROAA ROACE Efficiency Ratio6 Q4 2025 Key Metrics GAAP Adjusted1 11.2% +267bps 11.0% +248bps ROATCE5 Record high in the history of the firm Capital Common Equity Tier 1 12.1% +70bps Tangible Common Equity / Tangible Assets2 10.6% +58bps Tangible Book Value per Share4 $75.25 +$8.93 or 13% Footnotes for slide 1. Comparisons vs. FY 2024 GAAP and adjusted metrics unless otherwise noted 2. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios 3. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by total assets, less goodwill and intangibles 4. Includes service charges on deposit accounts, as well as fees related to our commercial card program, merchant transactions, and FX transactions, all of which are included in other non-interest income and totaled $10.2mm for FY 2024, and $11.8mm for FY 2025 and $2.5mm, $2.8mm, $3.4mm, $3.0mm, and $2.6mm for Q4 2024, Q1 2025, Q2 2025, Q3 2025, and Q4 2025 respectively 5. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by shares outstanding at period end 6. See slide: Non-GAAP Reconciliation // Return on Average Tangible Common Equity (ROATCE) 7. Non-interest expense divided by the sum of net interest income and non-interest income

8 Key Credit Highlights Experienced management team with proven record of business transformation2 Texas-centric operating model with leading capabilities and highly desirable markets1 Limited CRE exposure and diversified C&I lending with attractive risk-adjusted returns5 Resilient balance sheet with top quartile capital levels and strong reserve coverage3 Well-managed balance sheet with high quality investment portfolio and ample liquidity4 Strong profitability profile with durable revenues and robust capital accretion 6

9 Banking the Best Clients in the Best Markets Dallas-Fort Worth San Antonio San Antonio picture $13.1bn Texas Capital Deposits # 4 / # 1 Deposit Rank1 Overall / TX HQ 3.1 % Deposit Market Share 7.3% 5yr Projected Population Growth $96k Median Household Income $0.7bn Texas Capital Deposits # 13 / # 7 Deposit Rank1 Overall / TX HQ 0.9 % Deposit Market Share 7.1% 5yr Projected Population Growth $83k Median Household Income Austin $10.2bn Texas Capital Deposits # 2 / # 1 Deposit Rank1 Overall / TX HQ 14.8 % Deposit Market Share 9.3% 5yr Projected Population Growth $110k Median Household Income Footnotes for slide Source: S&P Global. Note: Market ranks exclude brokerages. Houston $2.4bn Texas Capital Deposits #15 / # 5 Deposit Rank1 Overall / TX HQ 0.7 % Deposit Market Share 7.3% 5yr Projected Population Growth $87k Median Household Income Committed to maintaining the strength of our balance sheet to ensure we can support the market and our clients

10 Proven Executive Leadership with Large Top-Tier Financial Institution Experience Footnotes for slide Rob Holmes Chairman, President & Chief Executive Officer Tenure: 5 years Experience: 30+ years Anna Alvarado-Pearce Chief Legal Officer & Corporate Secretary Tenure: 4 years Experience: 15+ years Jay Clingman Head of Commercial Banking Tenure: 4 years Experience: 30+ years John Cummings Chief Administrative Officer Tenure: 4 years Experience: 40+ years Donald Goin Chief Information Officer Tenure: 4 years Experience: 20+ years Daniel Hoverman Head of Corporate & Investment Banking Tenure: 4 years Experience: 20+ Years Matt Scurlock Chief Financial Officer Tenure: 12 years Experience: 15+ years Nancy McDonnell Head of Treasury Solutions Tenure: 5 years Experience: 30+ years David Oman Chief Risk Officer Tenure: 2 years Experience: 30+ years David Youngberg Chief Credit Officer Tenure: 3 years Experience: 20+ years

11 ▪ Corporate Banking – Supports largest in-footprint companies across various sectors ▪ Investment Banking – Provides strategic industry knowledge and capital markets expertise ▪ Sales & Trading – Dallas-based trading floor and operations help facilitate substantial securities trading volumes and dedicated research coverage for nearly 100 companies ▪ Middle Market Banking – Services customers with $25-300mm in annual revenue ▪ Business Banking – Services customers with $5-25mm in annual revenue ▪ Commercial Real Estate – Team dedicated to working with owners, developers, and investors ▪ Treasury Solutions – Provides guidance and working capital solutions across all industries ▪ Payments Platform – Interoperable offering that operates in multiple payment rails with best-in-class compliance and risk management capabilities ▪ The platform is the key driver for the decrease in indexed-deposits since 2020 as payments become the primary operating relationship for clients ▪ Private Bank & Family Office – Holistic wealth management services, advising on client’s financial strategy and planning ▪ Retail – Exclusively Texas branch footprint, nine locations in major metro markets ▪ Digital Banking – Nationwide DTC retail banking delivered through Bask Bank, our separately branded and wholly owned digital bank Integrated and Differentiated Platform Powered by High-Performing Front-Line Footnotes for slide Corporate & Investment Bank Led by Dan Hoverman 20+ Years of Experience Commercial Bank Led by Jay Clingman 30+ Years of Experience Treasury Solutions Led by Nancy McDonnell 30+ Years of Experience Private Bank & Retail Led by John Cummings 40+ Years of Experience Key Talent Acquisition

12 Uniquely Positioned as the Only Full-Service Firm Headquartered in Texas Footnotes for slide Source: Company Websites Commercial Banking Investment Banking & Capital Markets Sales & Trading Investment Advisory Credit Facilities Asset Mgmt Services Treasury Services Consumer Banking M&A Advisory IB Industry Coverage Capital Markets Equity Research Hedging Solutions Corporate Mortgage Equity Municipal Private Wealth GSIB Capabilities                             Texas Peer 1           Texas Peer 2         Texas Peer 3       Texas Peer 4       Consolidation Creates Opportunity

13 $229.6 $236.0 $253.4 $271.8 $267.4 $54.1 $44.4 $54.1 $68.6 $60.0 $1.9$283.7 $280.5 $307.5 $340.4 $327.5 2.93% 3.19% 3.35% 3.47% 3.38% Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 $271.8 ($1.2) ($13.0) $4.4 ($2.6) $0.9 ($4.8) ($0.6) $14.1 ($1.6) $267.4 Q3 2025 Loans Excl MF Volume Loans Excl MF Yield MF Loan Volume MF Yield Loan Fees Investment Securities & Cash Interest Bearing Deposits Volume Interest Bearing Deposit Cost Borrowings Q4 2025 57% 65% 62% 63% Durable Growing Revenues and Well-Managed Expense Base Net Interest Income ($mm) Total Revenue ($mm) Non-Interest Expense ($mm) 59% 1 1 1 1 42% 35% 37% Net Interest Income Non-Recurring Items2 43% 37% 1% (1%) Non-Interest Income Net Interest Margin ◼ Net interest income declined 1.6% QoQ driven by seasonal warehouse factors and known timing differences between loan and deposit betas ◼ Quarterly net interest margin improved 45bps YoY ◼ Full year non-interest income of $227.1mm, up $196.1mm YoY, with adjusted non-interest income2 of $229.0mm, rising $18.4mm or 9% YoY to record levels ◼ Adjusted non-interest expense2 grew 8% YoY driven by higher salaries and benefits expense aligned to focused areas of investment Salaries & Benefits Other NIE Non-Recurring Items2 Efficiency Ratio2 $97.9 $131.6 $118.8 $119.9 $108.9 $74.3 $71.4 $70.1 $70.7 $77.6 $1.4 ($2.2) $172.2 $203.0 $190.3 $190.6 $184.2 61% 72% 61% 56% 57% Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Footnotes for slide 1. “MF” used as abbreviation for Mortgage Finance 2. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios

14 58% 7% 20% 16% (1%) Diversified, High-Quality Non-Interest Income Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 FY 2024 FY 2025 Annual Growth Assets Under Management3 ($bn) $4.0 $3.8 $4.1 $4.2 $4.2 $4.0 $4.2 7% Wealth Management & Trust Fee Income ($mm) $4.0 $4.0 $3.7 $4.0 $4.2 $15.3 $15.9 4% Treasury Product Fees2 ($mm) $9.5 $10.6 $11.6 $11.1 $11.1 $35.8 $44.4 24% Investment Banking & Trading Income ($mm) $32.2 $22.4 $32.0 $41.2 $36.0 $126.6 $131.7 4% Income from Areas of Focus ($mm) $45.7 $37.0 $47.3 $56.3 $51.3 $177.7 $191.9 8% $54.1 $44.4 $54.1 $68.6 $60.0 $56.0 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Non-Interest Income ($mm) Non-Interest Income Non-Interest Income, Adj.1 Non-Interest Income Composition FY 2025 ◼ Fee income from areas of focus grew 8% in 2025 to $191.9mm YoY, a record high for the Firm ◼ Assets Under Management3 rose 7% YoY, supporting full year Wealth Management & Trust Fee growth of 4% ◼ Full year Treasury Product Fees2 increased $8.6mm YoY or 24% in 2025 ◼ Gross PxV expanded 12% in 2025, exceeding 10% growth in 4 of the last 5 years ◼ Quarterly Treasury Product Fees2 up 16% or $1.5mm YoY ◼ IB transaction volume across capital markets, capital solutions, and syndications increased nearly 40% YoY as platform scales Wealth Treasury2 Other Non-Recurring Fee Income Investment Banking & Trading 19% % of Total Revenue, Adj.1 16% 18% 20% 18% Footnotes for slide 1. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios 2. Includes service charges on deposit accounts, as well as fees related to our commercial card program, merchant transactions, and FX transactions, all of which are included in other non-interest income and totaled $10.2mm for FY 2024, and $11.8mm for FY 2025 and $2.5mm, $2.8mm, $3.4mm, $3.0mm, and $2.6mm for Q4 2024, Q1 2025, Q2 2025, Q3 2025, and Q4 2025 respectively 3. Assets Under Management includes non-discretionary brokerage assets that the Firm earns wealth management and trust fee income on

15 11.4% 11.6% 11.5% 12.1% 12.1% 1.4% 1.5% 1.4% 1.5% 1.5% 2.6% 2.5% 2.4% 2.5% 2.5% 15.4% 15.6% 15.3% 16.1% 16.1% Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Tangible Common Equity / Tangible Assets1 Common Equity / Total Assets Capital Position and Trends ◼ Delivered strong improvement in capital ratios, with CET1 improving 75bps and tangible common equity to tangible assets improving 58bps YoY, reflecting disciplined balance sheet management and earnings momentum ◼ Tangible common equity to tangible assets1 ended the quarter at 10.6%, an important characteristic of our financially resilient business model and a key metric as we manage the balance sheet through- cycle ◼ Tangible common equity to tangible assets1 in top quintile of peer group2 ◼ Tangible book value per share3 expanded $2.23 or 3% QoQ as a result of income generated and AOCI improvement ◼ TBVPS3 of $75.25 is an all-time high for the Firm ◼ Repurchased 1.4mm shares in Q4 for a total of $125mm at a weighted average price of approximately 117% of prior month tangible book value per share3 ◼ 2025 share repurchases total 4.9% of prior year shares outstanding at a weighted average price of approximately 114% of prior month tangible book value per share3 ◼ Authorized share repurchase program of up to $200mm for 2026 Regulatory Capital Levels Tangible Common Equity / Tangible Assets1 (%) CET1 Tier 1 Capital Tier 2 Capital Common Equity Tier 1 (%) Footnotes for slide Source: SNL 1. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by total assets, less goodwill and intangibles 2. Major exchange traded US peer banks with $20-100bn in total assets, excluding PR headquartered banks and merger targets; Source: S&P Capital IQ Pro; peer data as of MRQ 3. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by shares outstanding at period end 10.6% 8.5 % TCBI Peer Median² 12.1% 11.8 % TCBI Peer Median²

16 2.81% 2.76% 2.65% 2.62% 2.41% 2.61% 2.54% 2.41% 2.36% 2.18% 4.32% 3.97% 3.83% 3.76% 3.47% Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 $3.5 $3.4 $3.4 $3.4 $3.5 $3.3 $5.8 $4.5 $4.8 $4.9 $5.0 $3.7 $16.9 $17.4 $18.0 $19.0 $19.1 $18.8 $0.5 $0.5 $0.3 $0.0 $0.0 $0.7 $26.7 $25.7 $26.5 $27.4 $27.6 $26.4 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Q4 2025 Q4 2025 EOP Deposit and Funding Composition ◼ Total deposit balances increased $1.2bn or 5% YoY as interest bearing deposit growth continued ◼ Total deposit balances decreased $1.1bn QoQ driven by predictable, seasonal mortgage finance deposit reductions related to escrow accounts ◼ Non-interest bearing, excl. MF1 deposits increased $233mm or 8% QoQ to $3.3bn ◼ Average MF1 non-interest bearing deposits increased $78mm linked quarter to $5.0bn, representing 85% of average mortgage finance loans in Q4 2025 ◼ End of period deposit balances decreased by $963mm or 21% consistent with historical seasonal trends in the fourth quarter ◼ The majority of MF1 non-interest bearing deposits are compensated through relationship pricing which results in application of an interest credit to either the client’s mortgage finance or commercial loan yield ◼ Average cost of interest bearing deposits declined 29bps to 3.47% QoQ ◼ Cumulative beta of 67% since the beginning of the easing cycle inclusive of the late quarter rate cut Average Deposit Trends ($bn) Mortgage Finance Self Funding Ratio Funding Costs Avg Cost of Total Deposits Total Cost of Funds Avg Cost of Int. Bearing Deposits Non-Interest Bearing, Excl. MF1 MF1 Non-Interest Bearing Interest Bearing Interest Bearing Brokered Footnotes for slide 1. “MF” used as abbreviation for Mortgage Finance 85% Self Funding Ratio $ 5.0 $ 5.9 Average MF NIB Deposits Average MF Loans 1 1

17 84% 16 % High Quality Investment Securities Portfolio Securities Portfolio Composition Average Securities Portfolio Balances & Yields ($ in billions) $37mm / 13 bps Unrealized A-T Loss on AFS Securities ($ / % of RWA) $86mm / 31 bps Unrealized A-T Loss on HTM Securities1 ($ / % of RWA) ~4 Years Effective Securities Portfolio Duration ~$700mm Expected Cash Flow From Securities Over Next 12 Months $4.7bn Portfolio Breakdown Investment Portfolio Summary Agency Residential MBS Agency CMBS Agency CMOs $4.0bn AFS Securities $0.7bn HTM Securities 85% 10% 5 % Footnotes for slide 1. Includes unrealized losses in AOCI from transferring AFS securities to HTM $ 4.5 $ 4.5 $ 4.6 $ 4.6 $ 4.6 3.79% 4.10% 3.93% 4.14% 3.98 % Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Securities Balance ($bn) Securities Yield

18 2.1 0.1 7.2 1.5 9.2 $ 20.0 Strong Liquidity Profile with Ample Funding Capacity #191947 #7F7F7F #2F5597 #C7C8CA Loans HFI to Deposits Ratio Cash & Securities2 / Total Assets #EDEDED #DEEBF7 Unused Fed Borrowings Capacity Unused Federal Funds Lines FHLB Borrowing Capacity3 Cash Total Available Liquidity ($mm) Estimated Uninsured Deposits Unused Revolving Line of Credit Peer1 Median: 21% Peer1 Median: 89% Available liquidity of ~180% of estimated uninsured deposits Footnotes for slide Source: SNL 1. Major exchange traded US peer banks with $20-100bn in total assets, excluding PR headquartered banks and merger targets; Source: S&P Capital IQ Pro; peer data as of Q3 2025 2. Inclusive of both AFS and HTM securities 22% 24%23% 27% 25 % Q4 2025Q3 2025Q2 2025Q1 2025Q4 2024 91% 88% 92% 86% 89 % Q4 2025Q3 2025Q2 2025Q1 2025Q4 2024

19 $3.5 $4.4 $5.2 $5.4 $4.0 $5.3 $5.5 $5.9 4% 15% 29% 54% 59% $4.2 $5.1 $5.5 $5.2 $4.7 $5.9 $6.1 $6.1 $5.6 $5.8 $5.7 $5.7 $5.4 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 $11.1 $11.4 $11.9 $12.0 $12.3 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 ◼ Total LHI increased $1.6bn or 7% YoY ◼ Ending period commercial loans increased $1.1bn or 10% YoY ◼ Broad based growth driven by sustained client onboarding ◼ Ending period commercial loans increased $254mm QoQ or 8% annualized ◼ Commercial real estate loans declined $221mm or 4% YoY as persistently high payoff rates and limited new volumes are expected to decrease portfolio balances through 2026 ◼ Multifamily comprises $2.2bn or 40% of CRE loans ◼ Full year average mortgage finance loan balances increased 12% YoY to $5.2bn ◼ Average mortgage finance loans increased 8% QoQ as declining mortgage rates supported balances ◼ Linked quarter period end balances were flat, breaking from historical Q4 trends of lower end of period balances than average ◼ At quarter end, 59% of the Firm’s mortgage finance loan balances were in enhanced credit structures, up from 54% at end of Q3 ◼ Enhanced credit structures enable direct access to collateral in the event of default and lowers risk weighting on the loan Loan Portfolio Composition Mortgage Finance Loans ($bn) Commercial Loans ($bn) Commercial Real Estate Loans ($bn) Q1 2024 Q2 2024 Q3 2024 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Average Period End Enhanced Credit Structures % of Period End 50% 51%50%50%51% 25% 22%24%24%26% 20% % of Total Loans % of Total Loans % of Total Loans 23% 25% 23% 21% 25% 25% 25% Footnotes for slide

20 74% 6% 7% 6% 7 % NDFI Portfolio Commercial Loan Portfolio Detail (Excl. CRE) Diverse Commercial Loan Portfolio Representative of the Firm’s Markets Total Commercial Loan Composition Breakdown ($bn) Commercial Loans ($mm) Q4 2025 % of Total Loans Financials (Excluding Banks) $3,764 15.5% Oil & Gas and Pipelines 1,841 7.5 Technology, Telecom and Media 1,394 5.8 Healthcare and Pharmaceuticals 843 3.5 Real Estate Related Services (Not Secured by Real Estate) 737 3.1 Commercial Services 596 2.5 Machinery, Equipment and Parts Manufacturing 456 1.9 Retail 404 1.7 Government and Education 3 1.6 Entertainment and Recreation 257 1.1 Utilities 231 1.0 Transportation Services 206 0.9 Food and Beverage Manufacturing and Wholesale 198 0.8 Materials and Commodities 192 0.8 Consumer Services 170 0.7 Diversified or Miscellaneous 588 2.4 Commercial Loans $12,253 50.8% Mortgage Finance 6,064 25.1 Total Commercial Loans Incl. Mortgage Finance $18,317 75.9% NDFI C&I Excl. NDFI Mortgage Credit Business Credit Private Equity Consumer Credit Other NDFIs ◼ Texas Capital’s diversified commercial loan portfolio is in line with the components of Texas’s GDP, the primary market the Firm serves ◼ Financials exposure is driven by the following: ◼ BDC / private credit portfolio: receives monthly borrowing base reporting, with external marks used to value underlying collateral positions ◼ Insurance portfolio: is focused on the property & casualty segment, with high external ratings and capital well in excess of regulatory minimums ◼ Subscription line lending: is supported by HNW individuals and institutional investors, with conservative advance rates ◼ The Firm’s concentration of energy loans is in line with Texas’s GDP of ~7% ◼ NDFI exposure of $9.3bn is primarily comprised of loans to mortgage credit intermediaries ◼ Majority of loans to mortgage credit intermediaries are forward Agency-related warehouse loans, which the industry recognizes as very low-risk and for which the Firm has a zero-loss history over the last 5+ years ◼ Credit quality within the entire NDFI portfolio remains strong with 99% of loans rated pass and just $4mm in special mention ◼ Cumulative charge-offs in this portfolio over the last 5 years have been approx. $50mm #191947 #7F7F7F #2F5597 #C7C8C A #EDEDE D #DEEBF 7 Commercial Loan Portfolio Detail 99% Pass and Only $4mm Special Mention $23.7 CRE $5.4 $9.1 $9.3 Total Commercial Portfolio

21 79% 80% 92% 91% 84% 20% 20% 8% 9% 16% 1% $278.3 $278.7 $297.5 $280.1 $288.3 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 70% 71% 64% 51% 40% 30% 28% 34% 48% 60% 1% 2% 1% $435.6 $484.2 $339.9 $249.6 $346.6 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Asset Quality Trends Reserves / Loans Asset Quality Ratios Special Mention Composition ($mm) Substandard Composition ($mm) ◼ Total ACL increased to $332.8mm ◼ Total ACL, excl. MF1 increased $2.8mm QoQ to $326.6mm ◼ Total ACL, excl. MF1 to LHI, excl. MF1 in the top decile among Peers2 Total ACL to LHI ratio ◼ $10.7mm of quarterly net charge-offs, 0.18% of average LHI, primarily related to previously identified problem credits ◼ Quarterly provision expense as a percentage of average LHI of 18bps and FY 2025 provision expense as a percentage of average LHI of 24bps ◼ Quarterly provision expense as a percentage of average LHI excl. MF1 of 24bps ◼ FY 2025 provision expense as a percentage of average LHI excl. MF1 of 31bps ◼ Criticized LHI declined $79mm or 11% YoY, with the percentage of total LHI declining 54bps to 2.64% ◼ Special mention LHI declined $89mm or 20% YoY ◼ QoQ increase in special mention related to select multifamily credits requiring ongoing rental concessions to gain or maintain occupancy, impacting net operating income in spite of strong sponsor support Commercial Mortgage Finance Real Estate ConsumerCommercial Mortgage Finance Real Estate Consumer Notes to self: Page 32 from ratings pres has credit metrics compared to peers Reserves / NPAs NCOs / Avg. LHI NPAs / Total Assets 0.17% 0.36 % Q4 2025 Peer2 Median Footnotes for slide Source: SNL 1. “MF” used as abbreviation for Mortgage Finance 2. Major exchange traded US peer banks with $20-100bn in total assets, excluding PR headquartered banks and merger targets; Source: S&P Capital IQ Pro; peer data as of Q3 2025 1 2 2 0.18% 0.23%0.22% 0.18% 0.22% 0.38% 0.29% 0.35% 0.30% 0.36 % Q4 2025Q3 2025Q2 2025Q1 2025Q4 2024 2.8 x 2.1 x TCBI Peer Median 1.38% 1.82% 1.20 % TCBI TCBI (Excl. MF) Peer Median

22 Appendix

23 Non-GAAP1 Adjustments ($mm) Q4 2025 Non-Interest Expense 184.2 FDIC Special Assessment 2.2 Restructuring Expenses 0.0 Legal Settlement 0.0 Non-Interest Expense, Adj. 186.4 Financial Performance // Income Statement Financial Highlights ($mm) Adjusted (Non-GAAP1) Adjusted (Non-GAAP1) Adjusted (Non-GAAP1) 2024 2024 2025 2025 Q4 2024 Q3 2025 Q4 2025 Q4 2025 Net Interest Income 901.3 901.3 1,028.6 1,028.6 229.6 271.8 267.4 267.4 Non-Interest Revenue 31.0 210.6 227.1 229.0 54.1 68.6 60.0 60.0 Total Revenue 932.3 1,111.9 1,255.8 1,257.7 283.7 340.4 327.5 327.5 Non-Interest Expense 758.3 742.5 768.1 768.9 172.2 190.6 184.2 186.4 PPNR 174.1 369.4 487.7 488.8 111.5 149.8 143.3 141.0 Provision for Credit Losses 67.0 67.0 55.0 55.0 18.0 12.0 11.0 11.0 Income Tax Expense 29.6 76.8 102.5 102.7 22.5 32.6 31.6 31.1 Net Income 77.5 225.6 330.2 331.0 71.0 105.2 100.7 98.9 Preferred Stock Dividends 17.3 17.3 17.3 17.3 4.3 4.3 4.3 4.3 Net Income to Common 60.3 208.3 313.0 313.8 66.7 100.9 96.3 94.6 Performance Metrics 2024 2024 2025 2025 Q4 2024 Q3 2025 Q4 2025 Q4 2025 Return on Average Assets 0.25% 0.74% 1.04% 1.04% 0.88% 1.30% 1.22% 1.20% PPNR / Average Assets 0.57% 1.21% 1.53% 1.54% 1.38% 1.85% 1.74% 1.72% Efficiency Ratio2 81.3% 66.8% 61.2% 61.1% 60.7% 56.0% 56.2% 56.9% Return on Average Common Equity 2.0% 7.0% 9.6% 9.6% 8.5% 12.0% 11.2% 11.0% Earnings Per Share $1.28 $4.43 $6.79 $6.80 $1.43 $2.18 $2.12 $2.08 Non-GAAP1 Adjustments ($mm) 2024 2025 Non-Interest Income 31.0 227.1 Loss on AFS Securities Sale 179.6 1.9 Non-Interest Income, Adj. 210.6 229.0 Non-Interest Expense 758.3 768.1 FDIC Special Assessment (2.8) 2.2 Restructuring Expenses (7.9) (1.4) Legal Settlement (5.0) 0.0 Non-Interest Expense, Adj. 742.5 768.9 Footnotes for slide 1. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios 2. Non-interest expense divided by the sum of net interest income and non-interest income

24 Balance Sheet Highlights ($mm) Ending Balances Q4 2024 Q3 2025 Q4 2025 QoQ YoY Assets Cash and Equivalents 3,189 3,065 2,099 (32%) (34%) Total Securities 4,396 4,602 4,723 3% 7% Commercial Loans 11,146 11,999 12,253 2% 10% CRE Loans 5,616 5,697 5,396 (5%) (4%) Consumer Loans 565 540 434 (20%) (23%) Mortgage Finance Loans 5,216 6,058 6,064 0% 16% Gross LHI 22,543 24,294 24,147 (1%) 7% Allowance for Credit Losses on Loans (272) (274) (271) (1%) (0%) Total Assets 30,732 32,537 31,540 (3%) 3% Financial Performance // Quarterly Balance Sheet Highlights Performance Metrics Q4 2024 Q3 2025 Q4 2025 Cash & Securities1 % of Assets 25% 24% 22% Commercial Loans % of Gross LHI 49% 49% 51% Total Allowance for Credit Losses ($mm) (325) (333) (333) Total ACL / Total LHI 1.45% 1.37% 1.38% Q4 2024 Q3 2025 Q4 2025 QoQ YoY Liabilities Non-Interest Bearing Deposits 7,485 7,690 6,959 (9%) (7%) Interest Bearing Deposits 17,753 19,816 19,490 (2%) 10% Total Deposits 25,239 27,505 26,449 (4%) 5% Short-Term Borrowings 885 275 330 20% (63%) Total Liabilities 27,364 28,900 27,909 (3%) 2% Equity Common Equity, Excl. AOCI 3,251 3,421 3,396 (1%) 4% AOCI (183) (84) (65) (23%) (65%) Total Shareholder’s Equity 3,368 3,637 3,631 (0%) 8% Common Shares Outstanding 46,233,812 45,679,863 44,253,688 (3%) (4%) Q4 2024 Q3 2025 Q4 2025 Total LHI % of Deposits 89% 88% 91% Non-Interest Bearing % of Deposits 30% 28% 26% Book Value Per Share $66.36 $73.05 $75.28 Tangible Book Value Per Share2 $66.32 $73.02 $75.25 Footnotes for slide 1. Inclusive of both AFS and HTM securities 2. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by shares outstanding at period end

25 Slide 5 Source: S&P Global 1. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios 2. Market rank of Texas headquartered banks, excluding brokerages 3. Commercial real estate loans as defined in the regulatory agencies guidance on commercial real estate (CRE) as a percent of total risk-based capital; metric reflected at bank level 4. “MF” used as abbreviation for Mortgage Finance Slide 6 1. Inclusive of both AFS and HTM securities 2. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios Slide 7 1. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios 2. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by total assets, less goodwill and intangibles 3. Includes service charges on deposit accounts, as well as fees related to our commercial card program, merchant transactions, and FX transactions, all of which are included in other non-interest income and totaled $10.2mm for FY 2024, and $11.8mm for FY 2025 and $2.5mm, $2.8mm, $3.4mm, $3.0mm, and $2.6mm for Q4 2024, Q1 2025, Q2 2025, Q3 2025, and Q4 2025 respectively 4. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by shares outstanding at period end 5. See slide: Non-GAAP Reconciliation // Return on Average Tangible Common Equity (ROATCE) 6. Non-interest expense divided by the sum of net interest income and non-interest income Slide 9 Source: S&P Global 1. Excludes non-retail branches Slide 12 Source: Company Websites Slide 13 1. “MF” used as abbreviation for Mortgage Finance 2. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios Appendix // Footnotes

26 Slide 14 1. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios 2. Includes service charges on deposit accounts, as well as fees related to our commercial card program, merchant transactions, and FX transactions, all of which are included in other non-interest income and totaled $10.2mm for FY 2024, and $11.8mm for FY 2025 and $2.5mm, $2.8mm, $3.4mm, $3.0mm, and $2.6mm for Q4 2024, Q1 2025, Q2 2025, Q3 2025, and Q4 2025 respectively 3. Assets Under Management includes non-discretionary brokerage assets that the Firm earns wealth management and trust fee income on Slide 15 Source: S&P Global 1. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by total assets, less goodwill and intangibles 2. Major exchange traded US peer banks with $20-100bn in total assets, excluding PR headquartered banks and merger targets; peer median based on available reported Q4 2025 data as of 20-Feb-26 3. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by shares outstanding at period end Slide 16 1. “MF” used as abbreviation for Mortgage Finance Slide 17 1. Includes unrealized losses in AOCI from transferring AFS securities to HTM Slide 18 Source: S&P Global 1. Major exchange traded US peer banks with $20-100bn in total assets, excluding PR headquartered banks and merger targets; peer median based on available reported Q4 2025 data as of 20-Feb-26 2. Inclusive of both AFS and HTM securities 3. FHLB borrowing capacity comprised of $2.6bn relating to loans and pledged securities and $4.6bn relating to unencumbered securities Slide 21 Source: S&P Global 1. “MF” used as abbreviation for Mortgage Finance 2. Major exchange traded US peer banks with $20-100bn in total assets, excluding PR headquartered banks and merger targets; peer median based on available reported Q4 2025 data as of 20-Feb-26 Appendix // Footnotes (Continued)

27 Slide 23 1. See slide: Non-GAAP Reconciliation // Adjusted Earnings & Ratios 2. Non-interest expense divided by the sum of net interest income and non-interest income Slide 24 1. Inclusive of both AFS and HTM securities 2. Stockholders’ equity excluding preferred stock, less goodwill and intangibles, divided by shares outstanding at period end Appendix // Footnotes (Continued)

Non-GAAP Reconciliation // Return on Average Tangible Common Equity (ROATCE)

ROATCE is a non-GAAP financial measure. ROATCE represents the measure of net income available to common shareholders as a percentage of average tangible common equity. ROATCE is used by management in assessing financial performance and use of equity. A reconcilement of ROATCE to the most directly comparable U.S. GAAP measure, ROACE, for all periods is presented below.

	Q4 2024		Q4 2025		YoY Change		2024		2025		YoY Change	
($mm, unless noted otherwise)	As Reported	Adjusted[1]	As Reported	Adjusted[1]	As Reported	Adjusted[1]	As Reported	Adjusted[1]	As Reported	Adjusted[1]	As Reported	Adjusted[1]
Net Income to Common	$66.7	$66.7	$96.3	$94.6	$29.6	$27.9	$60.3	$208.3	$313.0	$313.8	$252.7	$105.4
Average Common Equity	$3,120.9	$3,120.9	$3,420.0	$3,420.0	$299.1	$299.1	$2,955.5	$2,955.5	$3,264.4	$3,264.4	$308.9	$308.9
Less: Average Goodwill & Intangibles	1.5	1.5	1.5	1.5	0.0	0.0	1.5	1.5	1.5	1.5	0.0	0.0
Average Tangible Common Equity	$3,119.4	$3,119.4	$3,418.5	$3,418.5	$299.1	$299.1	$2,954.0	$2,954.0	$3,262.9	$3,262.9	$308.9	$308.9
ROACE	8.5%	8.5%	11.2%	11.0%	2.7%	2.5%	2.0%	7.0%	9.6%	9.6%	7.5%	2.6%
ROATCE	8.5%	8.5%	11.2%	11.0%	2.7%	2.5%	2.0%	7.1%	9.6%	9.6%	7.6%	2.6%

(1) See slide Non-GAAP Reconciliation // Adjusted Earnings & Ratios

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Non-GAAP Reconciliation // Adjusted Earnings & Ratios

Adjusted line items are non-GAAP financial measures that management believes aids in the discussion of results. A reconcilement of these adjusted items to the most directly comparable U.S. GAAP measures for all periods is presented below. Periods not presented below did not have adjustments.

1. Net interest income plus non-interest income. On an adjusted basis, net interest income plus non-interest income, adjusted
2. Net interest income plus non-interest income, less non-interest expense. On an adjusted basis, net interest income plus non-interest income, adjusted, less non-interest expense, adjusted
3. Net interest income plus non-interest income, less non-interest expense, provision for credit losses and income tax expense. On an adjusted basis, net interest income plus non-interest income, adjusted, less non-interest expense, adjusted, provision for credit losses and income tax expense, adjusted
4. Net income, less preferred stock dividends. On an adjusted basis, net income, adjusted, less preferred stock dividends
5. Non-interest expense divided by the sum of net interest income and non-interest income. On an adjusted basis, non-interest expense, adjusted, divided by the sum of net interest income and noninterest income, adjusted

($mm, except per share)	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025	YoY Change	FY 2024	FY 2025	YoY Change
Net Interest Income	$229.6	$236.0	$253.4	$271.8	$267.4	$37.8	$901.3	$1,028.6	$127.3
Non-Interest Revenue	54.1	44.4	54.1	68.6	60.0	6.0	31.0	227.1	196.1
Adjustments for Non-Recurring Items:									
Loss on AFS Securities Sale	-	-	1.9	-	-	-	179.6	1.9	(177.7)
Non-Interest Revenue, Adjusted	54.1	44.4	56.0	68.6	60.0	6.0	210.6	229.0	18.4
Total Revenue[1]	283.7	280.5	307.5	340.4	327.5	43.8	932.3	1,255.8	323.4
Total Revenue, Adjusted[1]	283.7	280.5	309.4	340.4	327.5	43.8	1,111.9	1,257.7	145.7
Non-Interest Expense	172.2	203.0	190.3	190.6	184.2	12.0	758.3	768.1	9.8
Adjustments:									
Restructuring Expense	-	-	(1.4)	-	-	-	(7.9)	(1.4)	6.5
Legal Settlement	-	-	-	-	-	-	(5.0)	-	5.0
FDIC Special Assessment	-	-	-	-	2.2	2.2	(2.8)	2.2	5.1
Non-Interest Expense, Adjusted	172.2	203.0	188.9	190.6	186.4	14.3	742.5	768.9	26.4
PPNR[2]	111.5	77.5	117.2	149.8	143.3	31.8	174.1	487.7	313.6
PPNR, Adjusted[2]	111.5	77.5	120.5	149.8	141.0	29.5	369.4	488.8	119.4
Provision for Credit Losses	18.0	17.0	15.0	12.0	11.0	(7.0)	67.0	55.0	(12.0)
Income Tax Expenses	22.5	13.4	24.9	32.6	31.6	9.1	29.6	102.5	72.9
Tax Impact of Adjustments Above	-	-	0.8	-	(0.5)	(0.5)	47.2	0.2	(47.0)
Income Tax Expenses, Adjusted	22.5	13.4	25.6	32.6	31.1	8.6	76.8	102.7	25.9
Net Income[3]	71.0	47.0	77.3	105.2	100.7	29.6	77.5	330.2	252.7
Net Income, Adjusted[3]	71.0	47.0	79.8	105.2	98.9	27.9	225.6	331.0	105.4
Preferred Stock Dividends	4.3	4.3	4.3	4.3	4.3	-	17.3	17.3	-
Net Income to Common[4]	66.7	42.7	73.0	100.9	96.3	29.6	60.3	313.0	252.7
Net Income to Common, Adjusted[4]	66.7	42.7	75.5	100.9	94.6	27.9	208.3	313.8	105.4
Average Assets	$32,212.1	$31,103.6	$31,419.5	$32,162.7	$32,606.3	$394.2	$30,613.2	$31,828.1	$1,214.9
Return on Average Assets	0.88%	0.61%	0.99%	1.30%	1.22%	0.34%	0.25%	1.04%	0.79%
Return on Average Assets, Adjusted	0.88%	0.61%	1.02%	1.30%	1.20%	0.32%	0.74%	1.04%	0.30%
PPNR[2] / Average Assets	1.38%	1.01%	1.50%	1.85%	1.74%	0.36%	0.57%	1.53%	0.96%
PPNR, Adjusted[2] / Average Assets	1.38%	1.01%	1.54%	1.85%	1.72%	0.34%	1.21%	1.54%	0.33%
Average Common Equity	$3,120.9	$3,114.4	$3,195.0	$3,324.2	$3,420.0	$299.0	$2,955.5	$3,264.4	$308.9
Return on Average Common Equity	8.50%	5.56%	9.17%	12.04%	11.18%	2.68%	2.04%	9.59%	7.55%
Return on Average Common Equity, Adjusted	8.50%	5.56%	9.48%	12.04%	10.98%	2.47%	7.05%	9.61%	2.56%
Diluted Common Shares	46,770,961	46,616,704	46,215,394	46,233,167	45,509,370	(1,261,591)	46,989,204	46,127,375	(861,829)
Earnings per Share	$1.43	$0.92	$1.58	$2.18	$2.12	$0.69	$1.28	$6.79	$5.51
Earnings per Share, Adjusted	$1.43	$0.92	$1.63	$2.18	$2.08	$0.65	$4.43	$6.80	$2.37
Efficiency Ratio[5]	60.7%	72.4%	61.9%	56.0%	56.2%	(4.4%)	81.3%	61.2%	(20.2%)
Efficiency Ratio, Adjusted[5]	60.7%	72.4%	61.1%	56.0%	56.9%	(3.8%)	66.8%	61.1%	(5.6%)

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